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                                Exhibit 99

                              Press Release

                                  Dated

                              April 12, 1999
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                              Press Release

Today's date: April 12, 1999                   Contact: Bill W. Taylor
Release date: Immediately                      Executive Vice President, C.F.O.
                                               (903) 586-9861

         JACKSONVILLE BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

     Jacksonville, Texas, April 12, 1999 - Jacksonville Bancorp, Inc., (NASDAQ:
JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas today reported net income of $889,000 or $.40 per share basic and $.39 per share diluted, for the three months ended March 31, 1999. This compares to $671,000 or $ .29 per share basic and $ .28 per share diluted, for the three month period ended March 31, 1998.

     According to Jerry Chancellor, President and C.E.O., net interest income increased to $2.4 million for the three months ended March 31, 1999, compared to $2.1 million for the comparable period in 1998. Chancellor stated that the increase was primarily due to increases in income on loans receivable, net and mortgage-backed securities portfolios, partially offset by an increase in interest expense on advances at Federal Home Loan Bank.

     Non-interest income increased from $385,000 to $461,000 for the three month periods ended March 31, 1998 and March 31, 1999, respectively. Non-interest expense was unchanged at $1.5 million for the comparable periods.

     During the quarter Jacksonville began construction on its second Tyler, Texas branch. In addition, Jacksonville broke ground on a residential real estate development project in Hallsville, Texas, a community near Longview, Texas.

     At March 31, 1999 Jacksonville had assets of $263.2 million, liabilities and deferred income of $227.3 million and stockholders equity of $35.9 million.

     Jacksonville Bancorp, Inc's wholly owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas, and through its six branch office network in Tyler, Longview (2), Palestine, Athens, and Rusk.
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